Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Rick Carlson, Chief Executive Officer
Dick Thon, Chief Financial Officer
(952) 476-9093

ProUroCare Medical Announces the Annual Meeting Date

Minneapolis – April 16, 2007 – ProUroCare Medical Inc. (OTCBB:PRRC), a development stage company that is using innovative vision and sensing technologies to increase the safety and efficacy of medical diagnostic and therapeutic procedures, announced today that its 2006 Annual Meeting of Stockholders will be held on Tuesday, June 5, 2007, commencing at the Colonnade Building, Lower Level, Conference Room C, 5500 Wayzata Avenue, Golden Valley, Minnesota 55416, at 3:30 p.m. local time (the “Annual Meeting”).  Stockholders of record at the close of business on April 27, 2007 are entitled to notice of and to vote at the meeting or any and all postponements or adjournment thereof.

In light of the foregoing and in accordance with Rules 14a-5(e)(2) and 14a-5(f) under the Exchange Act, in order for stockholder proposals submitted outside of Rule 14a-8 in connection with the Company’s 2006 Annual Meeting to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at its principal offices no later than May 7, 2007.  If a proposal is received after May 7, 2007, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission.  Additionally, as described in the proxy statement for the 2005 Annual Meeting of Stockholders, the date by which stockholder proposals needed to be received for inclusion at the 2006 Annual Meeting of Stockholders expired on April 14, 2007.

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative diagnostic and treatment approaches for male prostate disease and other genito-urinary related conditions.  The company is primarily focused on tactile sensor technology and the ProUroScan™ system that is capable of identifying tissue abnormalities and mapping the prostate to assist the physician’s diagnostic process.  In addition, ProUroCare is developing the ProUroVision™ proprietary vision technology for thermal therapy systems to aid in the treatment of prostate-related diseases.